Exhibit 10.3
Severance Compensation Agreement
     This Severance Compensation Agreement (the “Agreement”), has been made on March 16, 2007 by Fentura Financial, Inc., a Michigan corporation (the “Company”), The State Bank, (the “Bank”) and Donald L. Grill, an individual (the “Executive”).
Background Statement:
     The Executive is a principal officer of the Bank and the Company and his continued services are important to the Bank, its depositors and customers, and the Company’s shareholders. The Bank and the Company believe it is in their best interests that the Executive continue to render services to the Bank and the Company if a Change in Control is threatened or occurs, free from the distractions and vexations which might result if his personal economic security is made uncertain as a result of an impending Change in Control.
     1. Definitions. The following words and phrases have the following meanings:
a)	“Cause” means (i) the willful and continuing failure by the Executive to substantially perform his duties with the Bank or the Company (other than any such failure resulting from the Executive’s death or Disability) and which is not remedied in a reasonable period of time after receipt by Executive of written notice from the Bank specifying the duties the Executive has failed to perform, or (ii) the willful and continued engaging by Executive in gross misconduct that is materially injurious to the Bank or the Company and which is not ceased within a reasonable period of time after receipt by Executive of written notice from the Bank specifying the misconduct and the injury, or (iii) an adjudication of the Executive’s guilt of any crime involving a serious and substantial breach of the Executive’s fiduciary duties to the Bank. No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Bank or the Company.

b)	“Change in Control” means (i) the acquisition, directly, indirectly and/or beneficially, by any person or group, of more than fifty percent (50%) of the voting securities of the Company or the Bank, (ii) the occurrence of any event at any time during any two (2) year period which results in a majority of the Board of Directors of the Company or the Bank being comprised of individuals who were not members of such Board at the commencement of that two (2) year period (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s or the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of the office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board, (iii) a sale of all or substantially all of the assets of the Company or the Bank to another entity, or (iv) a merger or reorganization of the Company or the Bank with another entity.

c)	“Compensation” means with respect to the period under consideration, the aggregate of all amounts paid by the Company and the Bank to and includable in the Executive’s earnings as base salary, bonuses, commissions, fees and any other compensation, but excluding contributions made to any welfare and pension benefit plans by the Bank and/or Company at its or their sole expense.

d)	“Disability” means any physical or mental impairment which meets the definition of disability found in the long-term or short-term disability policy insuring the Executive at the time disability is alleged or if no such policy is in effect at that time, any physical or mental impairment that, on the basis of qualified medical opinion of three (3) medical doctors, has rendered Executive wholly and permanently unable to engage in the regular and continuous occupation or employment for remuneration or profit of a nature similar to his employment with the Bank for a period of six (6) consecutive months or more.

e)	“Good Reason” means any of the following, as determined by the Executive in his discretion: (i) the assignment to the Executive by the Bank or the Company of any duties inconsistent with his position, duties, responsibilities and status with the Bank or the Company immediately prior to a Change in Control, or a change adverse to Executive in Executive’s reporting responsibilities, titles, terms of employment (including bonus, compensation, fringe benefits and vacation entitlement) or offices as in effect immediately prior to a Change in Control; or (ii) the Bank or the Company requiring Executive to be based anywhere other than within fifteen (15) miles of his present office location, or to travel on business of the Bank to an extent substantially greater than Executive’s present business travel obligations; or (iii) the failure by the Company to obtain the assumption of this Agreement as contemplated in Section 6 hereof. If any of the foregoing result from, or follow, a termination of employment for Cause, then Good Reason will not have occurred.

f)	“Separation from Service” the termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service takes place is determined by the Plan Administrator based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:

(i) the Executive continues to provide services as an employee of the Bank in an annualized amount that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(ii) the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank in an annualized amount that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period), or

(iii) immediately following the Executive’s termination of employment, the Executive becomes an employee of (i) the Company, or (ii) any member of the Controlled Group.

f)	“Specified Employee” means a key employee (as defined in Section 416(i) of the Internal Revenue Code of 1986 without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.
     2. Income Protection Benefits. If the Executive is an employee of the Bank or the Company when a Change in Control occurs, and the Executive’s employment is thereafter terminated without Cause either by the Bank or the Company, or by the Executive for Good Reason, or by any party because of the Executive’s death or Disability, then:
a)	The Company and the Bank shall pay to the Executive, in a lump sum in cash within 30 days after the date of termination of employment the aggregate of the following amounts:
i)	that portion of the Executive’s annual base salary and director’s fees through the date of termination not theretofore paid, and

ii)	the product of (x) the sum of all commissions and bonuses of any kind paid or payable to Executive in the calendar year immediately preceding the year in which termination of employment occurs multiplied by (y) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination, and the denominator of which is 365, and

iii)	any compensation previously deferred by the Executive (together with any accrued interest o earnings thereon), and

iv)	any accrued vacation pay.

b)	The Executive shall have the right within 90 days following termination of employment to exercise any stock options awarded him prior to the termination of his employment.

c)	The Bank and/or the Company shall thereafter pay to the Executive an annual amount equal to 50% of the highest amount of the Executive’s annual Compensation in the five calendar years immediately preceding Executive’s termination for a period of 5 years from and after the Executive’s termination of employment, payable in equal monthly installments commencing the first day of the month coinciding with or immediately following the Executive’s termination of employment. If the Executive dies after the Bank’s and the Company’s obligation to make these payments is triggered, the Bank and the Company shall thereafter pay to the Executive’s Beneficiary a lump sum amount equal to the present value of the unpaid monthly installments, discounted using a ten percent (10%) per annum interest rate. In lieu of the foregoing installments, the Executive may elect by written notice to the Bank within ninety (90) days of the Executive’s termination of employment to receive a lump sum amount equal to the present value of the monthly installments, discounted by using a ten percent (10%) per annum interest rate.

d)	The Bank and/or the Company shall provide to the Executive, at its expense, hospital and medical insurance coverage of the same or equivalent scope as he was covered by immediately prior to termination of his employment for a period of 5 years after the Executive’s termination of employment.
     Notwithstanding the foregoing, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Internal Revenue Code of 1986 (the “Code”), benefit distributions that are made upon Separation from Service may not, to the extent required by Section 409A of the Code, commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this provision is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Section 409A of the Code, only payments scheduled to be paid during the first six (6) months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

     3. Maximum Benefits Upon Change in Control. If it is determined, in the opinion of the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel, that any amount paid under this Agreement in connection with a Termination Upon Change in Control, either separately or in conjunction with any other payments, benefits and entitlements received by the Executive in respect of a Change in Control hereunder or under any other plan or agreement under which the Executive participates or to which he is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue of 1986, and would thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event, the Company shall pay to the Executive a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Company shall pay to the Executive the amount of such unreimbursed Excise Tax, plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this Section shall be conclusively made by the Company’s independent accountants, or other independent accountants retained by the Company, in consultation, if necessary, with the Company’s independent legal counsel. If, after the Executive receives any gross-up payments or other amount pursuant to this Section, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Company the amount of such refund within ten (10) days of receipt by the Executive, on a grossed-up basis. If the Company deems it necessary or advisable to contest or appeal any assessment, or determination made by the Internal Revenue Service relating to the imposition of an Excise Tax as described herein (an “Excise Tax Contest/Appeal”), the Executive covenants and agrees to reasonably cooperate with the Company in connection with the Excise Tax Contest/Appeal; provided, however, that the Company shall be responsible for all professional costs and expenses incurred by the Executive in connection with such Excise Tax Contest/Appeal.
     4. Term. Unless earlier terminated by mutual agreement of the Company and the Executive, this Agreement shall terminate upon the earliest of (a) the termination of the Executive’s employment with the Bank and the Company for any reason prior to a Change in Control; or (b) five (5) years from the date of a Change in Control. Obligations under Section 2 of this Agreement created prior to termination shall survive termination.

     5. Termination Prior To Change in Control. Notwithstanding anything in this agreement to the contrary, if a Change in Control occurs and (i) if the Executive’s employment with the Company or the Bank is terminated prior to the date on which Change in Control occurs, and if the termination of employment (a) was at the request or suggestion of a 3rd party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose in connection with or in anticipation of the Change in Control, or (ii) Executive has terminated his employment with Company and/or Bank for Good Reason prior to Change in Control, then Executive shall be entitled to the Income Protection Benefits and all other rights and privileges provided by this Agreement.
6.	Successors, Binding Agreements.

a)	Any purchaser, successor or assign (whether direct or indirect), to or of all, substantially all, or any material part of the business, properties and assets of the Bank and/or the Company shall be bound by the terms of this Agreement, and the Bank and the Company shall require any such purchaser, successor or assign, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

b)	The Bank and the Company each hereby guarantee the timely payment and performance, when due, of the other’s obligations under this Agreement.

c)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees.

     7. Notices. Notices under this Agreement shall be in writing and shall be deemed given when hand delivered or three (3) days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company	Fentura Financial, Inc.
or the Bank:	One Fenton Square
PO Box 725
Fenton, MI 48430-0725

If to the Executive:	Mr. Donald L. Grill
14655 S. Fowlerville Rd
Perry, MI 48872-9594
     or to such other address as either party may designate.
     8. At Will Preserved. This Agreement is intended only to provide an economic benefit for Executive if his employment with the Bank or the Company is terminated under the circumstances described herein. Even though this economic benefit may be payable, Executive’s employment with the Bank and the Company shall continue to be “at will,” and the Bank, the Company or the Executive may terminate Executive’s employment with the Bank or the Company at any time, with or without cause. Further, the existence of this Agreement and the economic benefits herein provided shall not contradict, override, supersede or in any way detract from or affect the “at will” employment status of any other employee of the Bank or the Company. The employment terms set forth in the Bank’s employee handbook or employee manual, as they may be in effect from time to time, shall control.

9.	Miscellaneous.

a)	Modification; Waiver. This Agreement may be modified, waived or discharged only in, and limited to the extent specifically set forth in, a written document signed by the Executive and the Company.

b)	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c)	Entire Agreement. This Agreement contains the entire understanding of the parties concerning the Executive’s severance compensation opportunity. This Agreement supersedes and controls over the Executive’s March 20, 1997 Severance Compensation Agreement with the Company and the Bank. This Agreement does not supersede Executive’s Fentura Financial, Inc. Confidentiality and Shareholder Protection Agreement dated July 9, 2003.

c)	Governing Law. This Agreement shall be governed in all respects according to the laws of the State of Michigan.

COMPANY:

Fentura Financial, Inc.,
a Michigan corporation

By:	/s/ Forrest A. Shook

Forrest A. Shook, Chairman

BANK:

The State Bank

By:	/s/ Brian P. Petty

Brian P. Petty, Chairman

EXECUTIVE:

/s/ Donald L. Grill

Donald L. Grill